SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[X] Definitive Additional Materials

[   ] Soliciting Material Under Rule 14a-12

CONMED Corporation

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

James W. Green

Joshua H. Levine

J. Daniel Plants

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

vocecapital

r e s e a r c h | m a n a g e m e n t

Voce capital responds to CONMED board’s “plan” to create value

SAN FRANCISCO – August 19, 2014 – Voce Capital Management LLC (“Voce”) responds today to the revelation by the Board of Directors of CONMED Corporation (“ConMed” or the “Company”) (Nasdaq:CNMD) of a plan to create shareholder value.

Yesterday, ConMed’s Board mailed another shareholder letter – its second in the past week – touting a newfound “plan” (it repeated the term six times in its letter) and sharing that the Company “universally aspires to growth.”

Voce believes ConMed shareholders are much more concerned with results than the mere aspirations of its overseers. According to the Board’s letter, ConMed’s current “strategic plan [is] to grow revenues and margins and improve ConMed's operating performance” by “improving operating efficiency; driving profitable sales growth and expanding EBITDA margins; and developing innovative products.” Or stated another way:

Our strategy . . . remains the same: continued focus on organic growth through the introduction of innovative products, coupled with complementary acquisitions, along with improved margins as a result of initiatives to reduce costs and increase operating efficiencies.

That was ConMed’s former CEO sharing his aspirations with shareholders in the 2012 Annual Report to Shareholders. The plan then, like those before it, was substantively identical to the Board’s latest hopeful mission statement.

J. Daniel Plants, Voce’s Managing Partner, said: “ConMed has peddled the same ‘plan’ to shareholders for years, with similar results. Like motherhood and apple pie, who wouldn’t love to finally see ConMed’s revenues grow, new products successfully launch and profitability increase? The question isn’t about the goals; it’s about selecting the right people to achieve them. With the Company now led by a former CFO, this issue becomes even more urgent. Against a local olive oil importer and a retired CPA, Voce has nominated as directors the CEOs of two publicly-traded medical device companies with sterling reputations in sales and marketing, product development and operations specifically to ensure that the latest plan fares better than the previous ones did.”

The Pyramid | 600 Montgomery Street San Francisco, CA 94111 (415) 489-2600 tel (415) 489-2610 fax www.vocecapital.com

Voce reminds shareholders that its independent nominees are James W. Green, the President and CEO, and a director, of Analogic Corporation (Nasdaq:ALOG); Joshua H. Levine, the President and CEO, and a director, of Accuray (Nasdaq:ARAY); and J. Daniel Plants, Managing Partner of Voce and a former investment banking executive at Goldman Sachs and JPMorgan.

Voce encourages its fellow shareholders to execute and return the WHITE proxy card.

About Voce Capital Management

Voce Capital Management LLC (“Voce”) is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce employs a value-driven, governance-focused investment strategy and is based in San Francisco, California.

CONTACT INFORMATION:	J. Daniel Plants, Managing Partner Voce Capital Management (415) 489-2601

David Drake, President
Georgeson, Inc.
(212) 440-9861

# # #

VOCE CATALYST PARTNERS LP, VOCE CAPITAL LLC, VOCE CAPITAL MANAGEMENT LLC AND J. DANIEL PLANTS (COLLECTIVELY, “VOCE”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CONMED CORPORATION (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VOCE, JAMES W. GREEN AND JOSHUA H. LEVINE (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV OR FROM THE

2

PARTICIPANTS AT HTTPS://WWW.PROXY-DIRECT.COM/VCM-25996. IN ADDITION, GEORGESON INC., VOCE'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (800) 905-7281.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 14, 2014 AND IN THE DEFINITIVE ADDITIONAL MATERIALS ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 14, 2014. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

3